Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pzena Investment Management, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-172257, and No. 333-155354) on Form S-3 of Pzena Investment Management, Inc. and Registration Statements (No. 333-163370 and No. 333-147027) on Form S-8 pertaining to the Pzena Investment Management, Inc. 2007 Equity Incentive Plan, of our reports dated March 12, 2013, with respect to the consolidated statements of financial condition of Pzena Investment Management, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10 K of Pzena Investment Management, Inc.

/s/ KPMG LLP

New York, New York
March 12, 2013